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CONTACT:
info@genta.com
(908) 286-3980

Genta Announces 2nd Quarter 2005 Financial Results and
Corporate Highlights

Company Achieves Major Regulatory Milestones for Lead Anticancer Product Genasense®

BERKELEY HEIGHTS, NJ – August 9, 2005– Genta Incorporated (NASDAQ: GNTA), a biotechnology company focused on the identification and development of innovative cancer therapies, today announced financial results and operational highlights for the 2nd quarter ended June 30, 2005. On August 8, the Company also announced that it had strengthened its balance sheet by agreeing to raise gross proceeds of approximately $17.5 million from an offering of common stock to institutional investors.

“We had a strong second quarter, with the presentation of new clinical data from our pivotal trials and the initiation of marketing approval applications for Genasense in two indications in the U.S. and Europe,” commented Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “We are also very pleased to have commenced discussions with potential marketing and development partners for Genasense. Combined with the strengthened balance sheet, the elimination of all long and short-term debt, and acquisition of Genasense inventory sufficient to supply a worldwide commercial launch, we are well positioned as we pursue marketing approvals of our lead compound.”

The second quarter was marked by the achievement of significant regulatory milestones for the Company’s lead anticancer product, Genasense (oblimersen sodium) Injection, which included:

  Initiation of a “rolling” submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) that seeks marketing approval of Genasense in combination with fludarabine plus cyclophosphamide for the treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL).

  Initiation of a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine (DTIC) for the treatment of patients with advanced melanoma who have not previously received chemotherapy. A formal letter of intent was submitted to the EMEA as the initial step in the application process.

Subsequent to filing the letter of intent, the Company was notified that the EMEA has assigned Spain and France as Rapporteur and Co-Rapporteur, respectively, for review of the melanoma MAA. The Company anticipates completion of both the NDA and MAA submissions in the fourth quarter of 2005.

In addition to these major milestones, the Company updated results from its Phase 3 trials in CLL and melanoma, which comprise the basis of the regulatory submissions. New data supporting the activity and safety of Genasense in combination with a number of important anti-cancer therapies were presented at the annual meeting of the American Society of Clinical Oncology (ASCO) in May and at the International Congress on Malignant Lymphoma, including the following:

  Initial results from a Phase 3 randomized trial in patients with relapsed or refractory CLL showed that this study achieved its primary endpoint: the addition of Genasense to fludarabine/cyclophosphamide chemotherapy significantly increased the proportion of patients who achieved either a complete response (CR) or a nodular partial response (nPR). Overall, 20 patients (17%) in the Genasense plus chemotherapy group achieved a CR or nPR compared with 8 patients (7%) in the chemotherapy-only group (P=0.025). Continued follow-up has confirmed that the duration of all CRs and nPRs in the Genasense group were “durable” (that is, they exceeded 6 months in duration). Moreover, the rate of relapse in patients who achieved CR or nPR in the Genasense group was significantly lower. As of the May update, 4 of 20 CR/nPR patients (20%) in the Genasense group had relapsed compared with 5 of 8 patients (63%) in the chemotherapy-only group. The overall duration of CR/nPR was significantly longer for patients in the Genasense group (median, not reached in the Genasense group vs. 21 months in the chemotherapy-only group; P=0.035). An increased percentage of patients in the Genasense group experienced Grade 3-4 adverse events that occurred during treatment or within 30 days from last treatment, including but not limited to thrombocytopenia, nausea, and intravenous-catheter complications. The percentage of adverse events that resulted in discontinuation of therapy was similar in both groups. Nine patients in the Genasense group and 5 patients in the chemotherapy-alone group had adverse events that resulted in death, including two patients in the Genasense group who died from complications associated with tumor lysis and “cytokine release syndrome”, respectively. Results of this trial will be updated at a meeting of the International Workshop on CLL in New York in September 2005.

  At the ASCO meeting, updated data were presented from 24 months of protocol-specified minimum followup in a Phase 3 trial of Genasense plus DTIC in chemotherapy-naïve patients with advanced melanoma. The study yielded a statistically significant increase in overall response, complete response, and progression-free survival. Follow-up also showed a significant increase in “durable” responses (i.e., > 6 months in duration) in the Genasense group (P=0.027). Intent-to-treat (ITT) analysis showed a trend toward increased overall survival in the Genasense group (P=0.077), which was the study’s primary endpoint. An analysis was conducted in the 508 patients who were stratified prior to randomization based on a non-elevated serum level of lactate dehydrogenase (LDH), a blood enzyme that, when elevated, has been linked to poor outcome in advanced melanoma. In patients without elevated LDH at baseline (i.e., < 1.1 times the upper limit of normal [ULN]), the addition of Genasense was associated with a significant increase in overall survival (P=0.018). Adverse events that were significantly greater in the Genasense group included but were not limited to nausea, vomiting, neutropenia, thrombocytopenia, fever, and catheter-related complications. The percentage of patients who experienced treatment-emergent adverse events that were associated with a fatal outcome during treatment or within 30 days from last treatment was similar in the two treatment arms. Efficacy results from this trial are summarized in the table below.

End-Point	Genasense/DTIC vs. DTIC	P
Overall response	13.5% vs. 7.5%	0.007
Complete response	2.8% vs. 0.8%	0.031
Durable response	7.3% vs. 3.6%	0.027
Progression-free survival, median	2.6 vs. 1.6 mos.	0.0007
Overall survival: ITT, median	9.0 vs. 7.8 mos.	0.077
Overall survival: LDH <= 1.1 x ULN, median	11.4 vs. 9.7 mos.	0.018

  At the International Congress on Malignant Lymp homa in Lugano, Switzerland, data from 35 patients with relapsed or refractory non-Hodgkin’s lymphoma were presented that supported the potential activity and safety of Genasense in combination with rituximab (Rituxan®; Genentech IDEC). The overall response rate was 42% (including 6 patients who achieved complete response, 1 of whom had previously failed to respond to rituximab). Twelve additional patients showed stable disease.

Financial Information

For the second quarter of 2005, Genta reported revenues of $7.9 million and a profit of $1.9 million or $0.02 per share. The second quarter profit was driven largely by accelerated recognition of deferred revenues due to the sanofi-aventis notice of termination of the 2002 Genasense (oblimersen sodium) Injection collaboration agreements. As of June 30, 2005, the Company had cash, cash equivalents and marketable securities totaling $20.2 million. As announced on August 8, 2005, the Company agreed to sell approximately 19.1 million shares of common stock for gross proceeds of approximately $17.5 million, before fees and expenses. The closing is expected to take place on August 11, 2005, subject to the satisfaction of customary closing conditions. The shares are being sold pursuant to the Company's registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on May 11, 2004.

On November 8, 2004, sanofi-aventis provided Genta six months notice of termination of the Genasense agreements. On May 10, 2005, Genta anno unced that Genta and sanofi-aventis had signed an agreement to terminate their collaboration. The termination agreement provided for no future financial obligations by either party, and the remaining balance of the line of credit established by sanofi-aventis to Genta was forgiven. Sanofi-aventis also returned its inventory of Genasense drug supply to Genta. In addition, Genta assumed responsibility for the randomized clinical trial of Genasense in combination with docetaxel (Taxotere®; sanofi-aventis) in patients with hormone-refractory prostate cancer, which is currently ongoing in Europe.

In the second quarter, revenues were $7.9 million, compared to $1.6 million in the second quarter of 2004. The increase was due to accelerated recognition of deferred license fees and development funding revenues related to the sanofi-aventis collaboration received in April 2002. Prior to the sanofi-aventis notice of termination on November 8, 2004, these deferred revenues were being recognized over a period of 115 months. As a result of the notice of termination, the remaining balance of deferred revenues as of November 8, 2004 were recognized over the six- month termination notice period ending on May 8, 2005. The impact of the acceleration in the recognition of deferred revenues was slightly offset by a decline in the sales of Ganite® (gallium nitrate injection).

Second quarter gross expenses were $10.2 million, before reimbursements pursuant to the commercialization agreement with sanofi-aventis. This amount represented a $29.0 million decrease from the year-ago period. Expenses during the quarter declined due to: 1) the staff reductions and other cost saving actions announced in May 2004; 2) a decrease in clinical development spending following the completion of three Genasense Phase 3 trials; and 3) $18.7 million of Genasense drug supply written off in 2004 due to accounting practice. The Genasense drug supply, including that returned from sanofi-aventis, can be used for ongoing and planned clinical trials and to produce the commercial launch supplies should Genasense be approved. Second quarter net expenses, after the sanofi- aventis expense reimbursement of $2.8 million, decreased to $7.3 million, from $30.7 million in the comparable quarter in 2004. As of the May 2005 sanofi- aventis termination, all Genasense costs are the responsibility of Genta.

As of June 30, 2005, Genta had no short-term or long-term debt, down from total debt of $45.0 million at June 30, 2004. The decrease reflects $10.0 million in convertible long-

term debt forgiven by sanofi-aventis pursuant to the notice of termination of the Genasense collaboration agreements, as well as a $33.7 million reduction in short-term debt through the application of sanofi-aventis reimbursements against the line of credit, and a $1.3 million forgiveness of the remaining balance of the line of credit per the termination agreement announced on May 10, 2005.

Genta had cash, cash equivalents and marketable securities of $20.2 million as of June 30, 2005, compared to $42.2 million as of December 31, 2004. The monthly cash outflows year-to-date are consistent with the 2005 financial guidance previously provided by the Company.

Conference Call and Webcast

Genta will host a conference call and live audio webcast to discuss its second quarter financial results and the progress with its lead anticancer compound, Genasense®. Genta management will host the conference call and live audio webcast on August 9 at 8:30 AM EDT.

The conference call can be accessed live as follows:
U.S./Canada: Dial (877) 634-8606, reference Genta Incorporated.
International: Dial (706) 679-3140, reference Genta Incorporated.

The webcast will be available in the Investor Relations section of the Company’s website at: http://www.genta.com/genta/InvestorRelation/events.html and will be archived for 30 days. Audio replay will be available approximately two hours after the completion of the call and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 8265980.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of cancer. In addition, Genta has established a Cooperative Research and Development Agreement (CRADA) with the U.S. National Cancer Institute (NCI), which has initiated additional clinical trials. Information about the NCI-sponsored studies can be obtained at: http://www.clinicaltrials.gov/ct/search;jsessionid=50D3886BAAE768BEA0DE36526F68 083B?term=oblimersen

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated

Genta Incorporated
Selected Condensed Consolidated Financial Data
(unaudited)
(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30

	2005	2004	2005	2004

Revenues:
License fees/Development Funding/ Other	$7,790	$1,310	$26,229	$2,619
Product sales - net	97	251	172	624

Total revenues	7,887	1,561	26,401	3,243

Cost of goods sold	18	52	33	146
Provision for excess inventory	(21)	--	(21)	--

Gross margin	7,890	1,509	26,389	3,097

Costs and expenses:
Research and development	5,551	28,945	9,421	41,297

Selling, general and administrative	4,635	10,284	8,621	19,507

Total costs and expenses - gross	10,186	39,229	18,042	60,804
sanofi-aventis reimbursement	(2,838)	(8,531)	(6,090)	(15,964)

Total costs and expenses - net	7,348	30,698	11,952	44,840

Gain on forgiveness of debt	1,297	--	1,297	--
Other income	80	34	210	56

Net income (loss)	$1,919	$(29,155)	$15,944	$(41,687)

Net income (loss) per basic and diluted share	$0.02	$(0.37)	$0.17	$(0.53)

Shares used in computing basic net income (loss) per share	95,358	79,016	95,358	77,945

Shares used in computing diluted net income (loss) per share	95,531	79,016	95,535	77,945

Selected Condensed Consolidated Balance Sheet Data

	June 30, 2005	December 31 2004

Cash, cash equivalents and
marketable securities	$20,152	$42,247
Working capital	13,071	(4,269)
Total assets	26,280	50,532
Total stockholders' equity	17,755	1,752